CONTRACT OF PURCHASE AND SALE

FOR BUSINESS ASSETS

MADE BETWEEN:

("Buyer) 446737BC Ltd.

and:

("Seller)  Avani Oxygen Water Corporation

The Buyer hereby offers and agrees to buy and assume from the Seller on and subject to the terms set forth below, the assets of the business known as:

("Business")

Avani Oxygen Water Corporation

– 2/12 to 5 (US) gallon bottled water delivery services

– Assets only

("Address")

#328 – 17 Fawcett Road Coquitlam, British Columbia, V3K 6V2

Including those assets and liabilities which may be described in Schedule "A" once completed ("Business Assets") but excluding:

(a)

all cash on hand or on deposit as at Completion;

(b)

accounts and notes receivable as al Completion and any security held by the Seller in connection therewith; and

(c)

(the "Excluded Assets").

1.    PURCHASE PRICE: The purchase price ot the Business Assets will be Forty Thousand  (DOLLARS) $40,000.00  ("PURCHASE PRICE")

Goddard & Smith Realty Services Inc. acknowledges receipt of a deposit ("Deposit") in the amount of $ 5,000.00 which shall form a part of the Purchase Price. The Deposit will be deposited into Goddard & Smith Realty Services trust account until paid out in accordance with the terms hereof.

2.    PAYMENT: The Purchase Price will be payable in cash, by certified cheque, bank draft or lawyer trust cheque only.

3.    BUYER'S CONDITIONS:

The Buyer's offer set forth above is subject to the satisfaction or waiver in writing by the Buyer not later than June 24th, 2005 (the "Due Diligence Period") of the condition that the Buyer, acting reasonably, is satisfied that the Business and the Business Assets being purchased and assumed pursuant to this Contract conform in all material respects to the Business and the Business Assets represented lo the Buyer prior to the date hereof, including, without limitation, the Buyer being satisfied with the following (whether or not previously provided to the Buyer):

(a)

the financial statements for and financial condition of the Business

(b)

the liabilities to be assumed by the Buyer (if any);

(c)

that all other consents and approvals required to effect this transaction have been or will be obtained.

The foregoing condition is for the sole benefit of the Buyer.

Page 2 of 10 to the Contract of Purchase & Sale for Business Assets dated June 21st, 2005 between 446737BC Ltd (Buyer) and Avani Oxygen Water Corporation (Seller)

4.    BUYER'S AND SELLER'S CONDITIONS:

The performance by each of the Buyer and the Seller of their respective obligations under this Contract is conditional upon each of the Seller and the Buyer:

(a)  completing and approving Schedule A to this Contract in substantially the form as attached hereto, (it being understood the Seller will prepare the initial draft of Schedule A for review by the Buyer by no later than June 17th, 2005 and);

(b) obtaining independent legal and accounting advice as to the terms and conditions contained in this Contract to the satisfaction of the Buyer and the Seller, respectively.

The conditions in (a) and (b) above are to be removed in writing by both the Buyer and the Seller on or before June 24th, 2005 with respect to (a) and on or before June 24th, 2005 with respect to (b). These conditions are for the benefit of each of the Seller and the Buyer, respectively.

5.    ADDITIONAL TERMS AND CONDITIONS: Pages 4 to 10 and any schedules (including Schedule "A" once completed) attached hereto (each a "Schedule") and the terms and conditions set forth in each thereof are hereby incorporated into and form a part of this Contract (collectively, and as amended from time to time, the "Contract"). The Buyer and the Seller each acknowledge having fully read, understood and accepted the same.

6.    COMPLETION: The Completion of the transaction contemplated hereby (the "Completion") will take place on the 30th, day of June, 2005 (the "Completion Date"). Time shall be of the essence hereof, and unless the balance of the Purchase Price is paid on or before the Completion Date (other than by reason of the Buyer or the Seller not being satisfied or waiving the foregoing conditions), the Seller may at the Seller's option terminate this Contract and in such event the amount paid by the Buyer including the Deposit will be absolutely forfeited to the Seller on account of damages, without prejudice to the Seller's other remedies. If the foregoing conditions are not waived or fulfilled by the Buyer and the Seller respectively, the Deposit will be returned to the Buyer.

7   POSSESSION: The Seller will deliver possession of the Business Assets to the Buyer on the Completion Date free of any other liens, charges, encumbrances, claims to possession and any tenancies.

8.   ADJUSTMENTS: All revenues and expenses, including prepaid expenses, relating to the Business (other than in respect of Excluded Assets) will be adjusted (the "Adjustments") between the Seller and Buyer as at the Completion Date to the effect that in respect of any period before that time the Seller will bear all such expenses and receive all such revenues and that from and after that time the Buyer will bear all such expenses and receive all such revenues.

9. BINDING CONTRACT: Upon acceptance of the Buyer's offer as set forth herein by the Seller where provided for below, this Contract will constitute a legal and binding contract of purchase and sale for the Business Assets.

10. RESIDENT STATUS: The Seller declares and represents that the Seller is a: RESIDENT OF CANADA as defined under the Income Tax Act.

11. AGENTS: The Buyer has an agency relationship with

(Agent) Goddard & Smith Realty Services Inc

(Address) #100,20436 Fraser Highway_________________

(Salesperson) Philip Cartmel

Each of the Seller and Buyer: (a) acknowledges having received, read and understood the brochure published by the British Columbia Real Estate Association entitled "Working With a Commercial Real Estate Agent;" and (b) confirms that its/his agent has made no representations, warranties or other statements on which it/he has relied in connection with entering into this Contract;

Page 3 of 10 to the Contract of Purchase & Sale for Business Assets dated June 21st, 2005 between 446737BC Ltd (Buyer) and Avani Oxygen Water Corporation (Seller)

12. ACCEPTANCE IRREVOCABLE (BUYER AND SELLER): The Seller and the Buyer specifically confirm that this contract is executed under seal. It is agreed and understood, that the Seller's acceptance is irrevocable until after the date specified for the Buyer to either:

(a)  fulfill or waive the terms and conditions herein contained; and/or

(b) exercise any option(s) herein contained.

13. OFFER: This offer, or counter-offer, will be open for acceptance until 11:59 p.m. on the 21st day of June, 2005 and upon acceptance of the offer, or counter-offer, by accepting in writing and notifying the other party of such acceptance there shall be a binding contract on the terms and conditions set forth.

Dated this 21st day of June, 2005 by:

Buyer: 446737BC Ltd

Address 10509 Baker Place, Maple Ridge, BC

Per: _________________________

Tel: 604-618-6400

Fax: 604-463-4817

Per:_________________________

Witness: ___________________________

14. ACCEPTANCE: The Seller hereby accepts the Buyer's offer and agrees to sell, transfer and assign the Business and Business Assets to the Buyer on and conditional to the terms and conditions set forth herein, this 21st, day of June, 2005.

Seller:  Avani Oxygen Water Corporation

Address: #328 – 17 Fawcett Road, Coquitlam, BC

Per: _____________________________

Tel: 604-525-2386

Fax 604-525-2396

Per: ____________________________

Witness: ____________________________________

Page 4 of 10 to the Contract of Purchase & Sale for Business Assets dated June 21st, 2005 between 446737BC Ltd (Buyer) and Avani Oxygen Water Corporation (Seller)

TERMS AND CONDITIONS.

1. Assignment and Assumption of Benefits and Liability. From and after Completion, the Buyer will assume, perform and discharge the Seller's obligations and liabilities in respect of leases, contracts, permits and licenses included in the Business Assets and assigned by the Seller to the Buyer but only to the extent such obligations and liabilities are disclosed in Schedule "A" (to be attached) or were disclosed to the Buyer prior to the Buyer and the Seller each indicating that they are satisfied with or have waived the conditions precedent in favour of the Buyer and the Seller, respectively, set forth in this Contract, and the Seller will assign all of its rights, title, benefit and interest in and to the Business and the Business Assets (other than in respect of the Excluded Assets) to the Buyer, and as at Completion, the Seller and Buyer will execute and deliver an assignment and assumption Contract and Bill of Sale (the "Assignment and Assumption Contract" and "Bill of Sale") (to be prepared by the Buyer's lawyer) to that effect.

2.  Employees.  The Seller will, effective the end of the day before the Completion Date, terminate the employment of 2 drivers, and will on or prior to Completion pay all amounts payable to the drivers in connection with their employment by the Seller and the termination of the same, and will make, within the applicable time limits for making the same, all employee related remittances required to be made, in respect of any period prior to the Completion Date.

3. Non-Competition. The Seller will not for a period of 10 years after the Completion Date, directly or indirectly, either individually or in partnership or in conjunction with any individual, corporation, partnership or other legal person, as principal, agent, employee, director, officer, shareholder or contractor or in any other manner whosoever, carry on or be engaged in or concerned with or work for or be financially interested in or advise or permit its/his name or any part thereof to be used or employed by any such person engaged in or concerned with or interested in any business involving the production of 2.5 to 5 (US) gallon bottled water production or distribution, competitive with the Business acquired by the Buyer pursuant to this Contract within British Columbia and will not solicit or attempt to service or sell to any customers of the Business who were customers of the Business on or prior to the Completion Date in relation to 2.5 to 5 (US) gallon sales.. The Seller agrees that the scope of the foregoing restrictions are reasonable, that the Buyer would not be adequately compensated for a breach of the foregoing covenant by money damages and therefore, that the Buyer may obtain injunctive relief against the Seller to enforce the foregoing in addition to all other remedies available to the Buyer.

4. Accounts Receivable. The Buyer will, forthwith after receipt, pay over to the Seller all accounts receivable of the Business existing as at Completion and received by the Buyer after Completion, but the Buyer will not be under any obligation to collect or endeavour to collect such accounts receivable.

5. Pre-Completion Covenant of Seller. Between the date of this Contract and the Completion Date, the Seller will not sell or dispose of any of the Business Assets, except in the ordinary course of the Business, will conduct the Business diligently and only in the ordinary course, keep the Business Assets in their present state, and preserve the goodwill of the suppliers and customers of the Business.

6. Representations of Seller. The Seller represents and warrants to the Buyer as representations and warranties that will be true on the Completion Date that:

(a) the execution and delivery of this Contract and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Seller, and this Contract constitutes a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms;

(b) except as will be remedied by consents, approvals, releases and discharges that will be obtained by the Seller prior to the Completion Date, neither the execution and delivery of this Contract nor the performance of the Seller's obligations hereunder will give any person the right to terminate or cancel, or give rise to acceleration of the time for payment of any moneys payable under any of the Contracts or the Permits and Licenses (as defined in Schedule "B");

Page 5 of 10 to the Contract of Purchase & Sale for Business Assets dated June 21st, 2005 between 446737BC Ltd (Buyer) and Avani Oxygen Water Corporation (Seller)

Representations of Seller (continued)

(c)  the Seller owns and possesses and has good and marketable title to the Business Assets;

(d)  except for the Excluded Assets, the Business Assets comprise all assets as per Schedule ‘A’;

(e)  the Contracts, Permits and Licenses represent all contracts, permits, consents or licences entered into or required in connection with the conduct of the Business as previously carried on and are in good standing and in full force and effect;

(f)   there are no actions, suits, proceedings, investigations, complaints, orders, directives or notices of defect or non-compliance by or before any court, governmental commission, department, board, authority or administrative, licensing or regulatory agency, body or office issued, pending or threatened against the Seller or in respect of the Business or any of the Business Assets;

7. Confidentiality. Until the Completion Date and, if the purchase and sale contemplated hereby does not complete for any reason forever, the Buyer will keep strictly confidential any and all confidential information learned or obtained by the Buyer about the Business as a result of entering into this Contract, and will not use, directly or indirectly, or allow anyone else to use, directly or indirectly, any such information to compete with the Seller in respect of the Business.

8. Taxes. All taxes payable pursuant to the Social Services Tax Act (PST) of British Columbia, the Excise Tax Act (GST) of Canada arising out of the purchase of the Business Assets as contemplated hereby will be paid by the Buyer and evidence of such payment provided to the Seller.

9. Risk. From the date of this Contract to Completion, the Business Assets will remain at the risk of the Seller. If any of the Business Assets are lost, damaged or destroyed prior to Completion, the Buyer may terminate this Contract if the value of the Business Assets lost, damaged or destroyed exceeds $1,000.00, or in lieu of terminating this Contract, elect by notice in writing to the Seller to complete the purchase to the extent possible, and at the option of the Buyer, either:

(a) the Purchase Price will be reduced by an amount equal to the reasonable estimate of the cost of making good such loss, damage or destruction; or

(b) the Seller will assign to the Buyer all insurance moneys payable in respect of such loss, damage or destruction.

10. Indemnity. The Seller covenants and agrees to indemnify and hold harmless the Buyer from and against any and all debts, obligations and liabilities, whether accrued, absolute, contingent or otherwise (i) existing as at Completion, respecting the Business Assets, except those which by the terms of this Contract are to be assumed or paid by the Buyer and the Buyer may, but will not be bound to, pay or perform any of the same and all moneys so paid by the Buyer in doing so will constitute indebtedness of the Seller to the Buyer hereunder (ii) in connection with any breach of a representation, warranty or covenant of the Seller hereunder.

11. Familiarization. The Seller without compensation, shall familiarize and acquaint the Buyer with all material aspects of the distribution process for a period of 2 weeks (at 40 hours per week) during normal business hours) commencing upon the Completion Date.

12. Entire Contract. This Contract embodies the entire agreement and understanding between the parties and supersedes all prior agreements, representations, warranties and understandings, whether oral or written, relative to the subject matter of this Contract.

13. Notices. Any notice required or permitted to be given under this Contract will be in writing and may be given by personal service or by prepaid double registered mail, posted in Canada, or by fax, addressed to the proper party at the address/fax number first set forth above, or to such other address/fax number as any party may specify by notice. Any notice so sent will be deemed to have been effectively given when received at the addressee's address/fax number.

Page 6 of 10 to the Contract of Purchase & Sale for Business Assets dated June 21st, 2005 between 446737BC Ltd (Buyer) and Avani Oxygen Water Corporation (Seller)

14. Governing Law. This Contract and any disputes that may arise in connection with its interpretation, enforcement or otherwise, will be governed and construed in accordance with the laws of British Columbia and the laws of Canada applicable therein.

15. Survival. The representations, warranties, covenants and agreements contained herein and those contained in the documents and instruments delivered pursuant hereto will survive the Completion Date, and notwithstanding any investigation by any party or the completion of the transactions contemplated hereby and thereby, the waiver of any condition contained herein or therein will remain in full force and effect. No investigations made by the Buyer in respect of the Business or the Business Assets will limit the ability of the Buyer to claim against the Seller and the Principal for breach of a representation under this Contract.

16. Further Assurances. The parties will execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Contract and to effect the transactions contemplated hereby – Schedule ‘C’ attached.

Page 7 of 10  - SCHEDULE "A" to the Contract of Purchase & Sale for Business Assets (the "Contract") dated June 21st, 2005  between 446737BC Ltd (Buyer) and Avani Oxygen Water Corporation (Seller)

1.1

Included Assets. The term Business Assets as used in this Contract means and includes the following:

(a)

Equipment & inventory (as is)

1044 active customer accounts

24 Hot & Cold coolers (warehouse)

77 Hot & Cold

(with customer account)

99 Cook & Cold coolers (warehouse)

100 Cook & Cold (with customer account)

6 Counter top cooler (warehouse)

Various Paper cups & cup holders

1 ceramic dispenser

8 oak stands for ceramic dispensers

200 Bottles (warehouse)

5000 Bottles (with customers)

2 ½ & 5 gallon Customer record files

1 - 1995 GMC Box van J8DC4B1K5S7020296

1 - 1996 Chevrolet van 1CCHG39K2TF118217

1 - 1996 Chevrolet van 1GCGG39K7TF116393

3,000 - 5 (US) gallon bottle caps

29 Cooler tops Oasis

5 Cooler tops

73 Hand pumps

19 Bottle racks – 30 Bottles each

7 Bottle racks – 18 Bottle each

Exclusive use of telephone # 604 – 525 – 2386 for a period of 3 months from the date of completion after which the phone number reverts back to the vendor

(a)

Contracts/Leases. As per Schedule ‘B’;

(b)

Business Records. All customer lists, brochures, samples, price lists, access to accounting and other books and records (howsoever recorded or stored), and all other information, correspondence, documents, data and material relating to the Business ("Business Records");

(c)

Goodwill and Business Name. The goodwill of the Business together with the exclusive right to the Buyer to represent itself as carrying on the Business in continuation of and in succession to the Seller ("Goodwill"). The Buyer and Seller agree to a 3 month grace period after which ‘Avani’ labels will no longer appear on any water products sold by the Buyer provided the Buyers label also appears overlaying the Avani label on the bottle during the grace period.

(d)

Telephone/Fax/E-Mail.  The telephone and facsimile numbers and, if applicable, the e-mail address of the business and advertising, including yellow pages advertising. The Buyer and Seller to jointly effect the transfer of the forgoing; The Buyer shall bear the costs of telephone number and transfer to its account and the Seller shall bear the costs of transfer to its account at the end of the 3 month period.

Page 8 of 10  - SCHEDULE "A" to the Contract of Purchase & Sale for Business Assets (the "Contract") dated June 21st, 2005  between 446737BC Ltd (Buyer) and Avani Oxygen Water Corporation (Seller)

1.2       Allocation of Purchase Price.

The Purchase Price will be allocated among the Business Assets being purchased as follows:

(a)        to the Equipment, the sum of $1.00;

(b)         to the Inventory, the sum of $1.00;

(c)         to the Goodwill, the sum of $ 39,998.00; and

The terms and conditions of this Schedule "A" to the Contract are hereby agreed to and will form part of the Contract this 21st day of June 2005.

Buyer: 446737BC Ltd

Seller: Avani Oxygen Water Corporation.

Per:    /s/ Philip Carmel

Per:  /s/ Windy Lam

Per:    __________________________________

Per: ______________________________

Principal: Philip Cartmel

Page 9 of 10 - SCHEDULE "B" to the Contract of Purchase & Sale for Business Assets (the "Contract") dated June 21st, 2005  between 446737BC Ltd (Buyer) and Avani Oxygen Water Corporation (Seller)

INDEMNITY TO BE GIVEN BY PRINCIPAL OF THE BUYER

In consideration of the payment of $1.00 by the Seller to the undersigned, the receipt and sufficiency of which is hereby acknowledged by the undersigned, the undersigned, and each of them (if applicable), hereby jointly and severally agree to indemnify and hold the Seller harmless from and against all damages, claims, actions, suits and expenses whatsoever arising, directly or indirectly, from a breach by the Buyer of any of the terms and conditions of the Buyer contained in the Contract, including, without limitation, the failure of the Buyer to pay all amounts owing to the Seller thereunder.as follows:

bottle deposits

Cooler deposits

Pre-paid water

 and cooler

Total Liabilities assumed by purchaser

$89,070.00

This indemnity will extend to and enure to the benefit of the Seller and its successors and assigns and every reference herein to the undersigned is a reference to and will be construed as including the undersigned and his heirs, executors, administrators, legal representatives, successors and assigns and to and upon all of whom this guarantee and agreement will extend and be binding.

The terms and conditions of this Schedule "B" to the Contract are hereby agreed to and will form part of the Contract this 21st day of June, 2005.

Indemnitor:   Philip Cartmel

Per:    ______________________________________

Page 10 of 10 - SCHEDULE "C" to the Contract of Purchase & Sale for Business Assets (the "Contract") dated June 21st, 2005  between 446737BC Ltd (Buyer) and Avani Oxygen Water Corporation (Seller)

Date

Dear Customer

Re: New neighbourhood delivery schedules

Avani Oxygen Water Corporation is pleased to announce Alpine Mist Water Services to exclusively serve our present customers receiving bottled water in the 5 and 2 ½ US gallon format within British Columbia.

Please welcome these experienced service providers at our regular service line:604-525-2386 or our new 24-hour service number:

604-941-1098

to coordinate convenient delivery. Your new delivery date schedule is attached.

Yours sincerely,

Avani Oxygen Water Corporation